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                                                                    EXHIBIT 99.1


               ALTRA INDUSTRIAL MOTION, INC. ENTERS INTO PURCHASE
                   AGREEMENT TO SELL 9% SENIOR NOTES DUE 2011


QUINCY, MA - APRIL 3, 2007

Altra Industrial Motion, Inc. (the "Company") announced today that it and certain of its domestic subsidiaries have entered into a definitive purchase agreement to sell $105,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 (the "Senior Secured Notes") in a private offering to "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States in compliance with Regulation S under the Securities Act. The Senior Secured Notes will be issued under an indenture, dated November 30, 2004, as amended, pursuant to which the Company previously issued $165,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011. The Senior Secured Notes have not been registered under the Securities Act and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The Company intends to use the net proceeds from the offering of Senior Secured Notes together with borrowings under its senior revolving credit facility and cash on hand to fund the acquisition of TB Wood's Corporation ("TB Wood's"), repay certain existing indebtedness of TB Wood's and pay related fees and expenses. The Company expects the offering of the Senior Secured Notes and the acquisition of TB Wood's to close on April 5, 2007.

Altra Industrial Motion, Inc., a subsidiary of Altra Holdings, Inc., is a leading multinational designer, producer and marketer of a wide range of electromechanical power transmission products. The Company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. The Company's leading brands include Boston Gear, Warner Electric, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the Company's expectations or assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.




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CONTACT INFORMATION:

David Wall
Chief Financial Officer
Altra Industrial Motion, Inc.
14 Hayward Street
Quincy, Massachusetts 02171
Phone: (617) 689-6380
Email: david.wall@altramotion.com